UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2023

EVgo Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39572	85-2326098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11835 West Olympic Boulevard, Suite 900E Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 494-3833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, $0.0001 par value	EVGO	Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	EVGOW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2023, Olga Shevorenkova, the Chief Financial Officer of EVgo Inc. (the “Company”), went on maternity leave. Stephanie Lee, the Company’s Senior Vice President of Accounting, will act as the Company’s Interim Chief Financial Officer and as the Company’s principal accounting officer during the term of Ms. Shevorenkova’s maternity leave. Upon Ms. Shevorenkova’s return from maternity leave, she will return to the position of Chief Financial Officer, and Ms. Lee will return to the position of Senior Vice President of Accounting.

Ms. Lee, age 43, has served as the Company’s Senior Vice President of Accounting since December 2022, and is primarily responsible for financial reporting, accounting, tax and compliance matters. Prior to joining the Company, Ms. Lee held various roles at Boingo Wireless, Inc. (“Boingo”), a wireless communications company, including SVP – Accounting from July 2019 to December 2022, VP – Accounting from 2017 to July 2019, Senior Director – Accounting and Compliance from 2015 to 2016, Director – Accounting and Compliance in 2014, and Director – Internal Audit from December 2012 to 2013. In these roles, Ms. Lee was responsible for financial reporting, accounting, tax, compliance, and operational transformation projects including various business integrations and systems implementations. Ms. Lee helped lead Boingo’s growth as a publicly traded company until the completion of its transition to a privately owned company resulting from its merger with an affiliate of DigitalBridge Group LLC in June 2021. Ms. Lee’s prior experience includes twelve years as an auditor in KPMG LLP’s Audit practice. Ms. Lee is an active Certified Public Accountant registered with the California Board of Accountancy. Ms. Lee received a B.A. in English with an Accounting minor from University of California – Los Angeles.

In connection with her appointment as Interim Chief Financial Officer, Ms. Lee will become eligible to participate in the executive benefits and other plans and programs offered by the Company to its executive officers from time to time. For example, Ms. Lee is expected to enter into a participation agreement under the Company’s Change in Control and Severance Plan (the “Change in Control Plan”). Pursuant to the Change in Control Plan, in the event that, within the period beginning on the date that is three months prior to a “change in control” and ending on the date that is 12 months following such change in control, Ms. Lee’s employment is terminated either by Ms. Lee for “good reason,” or by the Company, its subsidiaries or any successor entity other than for “cause,” death or “disability” (as such terms are defined in the Change in Control Plan), Ms. Lee will receive the following benefits, provided she timely signs and does not revoke a separation agreement and release of claims in the Company’s favor: (a) cash severance payments equal to one times her base salary and target bonus; (b) full acceleration of time-based Company equity awards, and pro rata acceleration of performance-based Company equity awards based on target performance; and (c) payment of the employer-portion of COBRA premiums for continued medical coverage for up to 12 months for Ms. Lee and her eligible dependents. The foregoing description is qualified in its entirety by the full text of the Change in Control Plan, which was filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 30, 2023, and which is incorporated by reference herein.

Ms. Lee is also expected to enter into the Company’s standard form of indemnification agreement for its executive officers, which requires the Company, among other things, to indemnify its executive officers against liabilities that may arise by reason of their status or service and to advance all expenses incurred by executive officers in investigating or defending any action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the Company’s form of indemnification agreement, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 8, 2021, and which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVgo Inc.

Date: July 3, 2023	By:	/s/ Francine Sullivan
	Name:	Francine Sullivan
	Title:	Chief Legal Officer and Secretary